Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-115405 on Form S-3, and 333-127889-01, 333-71990-01 and 333-63101-01 on Form S-8 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Wisconsin Public Service Corporation and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), and the effectiveness of Wisconsin Public Service Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2007.

Milwaukee, Wisconsin
February 27, 2008